EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	Carol Knies, 404.459.7653, cknies@homebanc.com
MEDIA CONTACT:	Mark Scott, 404.459.7452, mscott@homebanc.com

HOMEBANC CORP. ANNOUNCES QUARTERLY DIVIDEND

AND CONFIRMS FOURTH QUARTER 2006 GUIDANCE

ATLANTA, December 13, 2006 – HomeBanc Corp. (NYSE: HMB) (“HomeBanc” or the “Company”), a real estate investment trust (“REIT”), announced today that its board of directors has declared a quarterly cash dividend of $0.20 per share on the Company’s common stock. The dividend will be paid on January 29, 2007 to shareholders of record on December 29, 2006. The Company presently does not expect this dividend payment to be a return of capital for tax purposes.

The Company confirms its previous guidance of estimated loan production volume by HomeBanc Mortgage Corporation of $1.1 to $1.2 billion for the fourth quarter of 2006 and the estimated size of HomeBanc Corp.’s REIT investment portfolio of approximately $5.8 to $6.0 billion at December 31, 2006. The Company also confirms its fourth quarter 2006 consolidated GAAP net loss attributable to holders of common stock guidance of $(0.06) to $(0.10) per share.

HomeBanc’s board of directors continues to consider and evaluate a wide range of strategic alternatives and presently expects this process to be completed during early 2007.

HomeBanc Corp. is the parent company of HomeBanc Mortgage Corporation, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the Southeastern United States. HomeBanc Corp. has made an election to be taxed as a REIT for federal income tax purposes for the year ending December 31, 2006. For more information about HomeBanc Corp., HomeBanc Mortgage Corporation or the Company’s mortgage products, contact HomeBanc at www.homebanc.com.

Forward-Looking Statements

This press release may include forward-looking statements within the meaning, and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include statements regarding the expected tax treatment of today’s dividend; the Company’s guidance for estimated loan production volume for the fourth quarter of 2006; the expected size of its REIT portfolio at December 31, 2006; its consolidated GAAP net loss for the quarter ended December 31, 2006; and statements regarding the Company’s evaluation of strategic alternatives. Such forward-looking statements are based on information presently available to the Company’s management and are subject to any number of risks and uncertainties, including, without limitation, the risks described in the Company’s SEC reports and filings under the headings “Special Cautionary Notice Regarding Forward Looking Statements” and “Risk Factors” and as discussed elsewhere in those reports.

You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. The Company has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

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